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          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the use in this Registration Statement on Form S-4 of our report, dated January 14, 1999, relating to the consolidated financial statements of NBT Northwest Bancorp and Subsidiary. We also consent to the reference to our Firm under the caption "Experts" in the Proxy
Statement/Prospectus.


/s/ Knight, Vale & Gregory, Inc. P.S.

Tacoma, Washington
August 18, 1999